As filed with the Securities and Exchange Commission on October 28, 2004

Registration No. 333-119161

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

COMCAST CORPORATION
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	27-0000798

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 Market Street Philadelphia, Pennsylvania 19102-2148 (215) 665-1700
(Address, including zip code, and telephone
number including area code, of registrant's principal
executive office)

Arthur R. Block, Esq.
Senior Vice President
Comcast Corporation
1500 Market Street
Philadelphia, Pennsylvania 19102-2148
(215) 665-1700
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies of all communications to:
Robert A. Friedel	Richard D. Truesdell, Jr.
Pepper Hamilton LLP	Davis Polk & Wardwell
3000 Two Logan Square	450 Lexington Avenue
Philadelphia, Pennsylvania 19103	New York, New York 10017
(215) 981-4000	(212) 450-4000

Approximate date of commencement of proposed sale to the public:    from time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)

Class A Common Stock, par value $0.01 per
share	524,375	$27.945	$14,653,659	$1,857

(1) The shares registered on this Registration Statement include 524,375 shares being registered with this Amendment No. 1 and 41,798,396 shares previously registered hereunder. In addition, this Registration Statement registers an indeterminate number of rights (the “Rights”) to purchase Series A Participating Cumulative Preferred Stock, par value $0.01 per share, pursuant to the terms of a certain Rights Agreement dated as of November 18, 2002 between the Registrant and EquiServe Trust Company, N.A., as Rights Agent.

(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices of our Class A Common Stock on October 25, 2004, as reported on The Nasdaq Stock Market.

(3) A registration fee of $147,817 has been previously paid with respect to 41,798,396 shares previously registered hereunder.

The information in this prospectus is not complete and may be changed. J.P. Morgan Securities Inc. may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2004

PROSPECTUS

COMCAST CORPORATION

UP TO 41,995,751 SHARES OF CLASS A COMMON STOCK

UP TO 276,731 SHARES OF CLASS A SPECIAL COMMON STOCK

        This prospectus covers sales of up to 41,995,751 shares of our Class A Common Stock and up to 276,731 shares of our Class A Special Common Stock that may be offered and sold from time to time by J.P. Morgan Securities Inc. in connection with a Stock Option Liquidity Program established by Comcast Corporation (“Comcast”) and JPMorgan Chase Bank (“JPMorgan Chase”) and described in this prospectus under the headings “Background and Purpose of the Sales Covered by this Prospectus and Related Transactions” and “Plan of Distribution.” These sales may involve the sale of shares borrowed by J.P. Morgan Securities Inc. from third parties. While we will not receive any of the proceeds from the sale of the common stock, we will receive proceeds under the related Stock Option Liquidity Program.

        The Class A Common Stock is traded on the Nasdaq Stock Market under the symbol CMCSA and the Class A Special Common Stock is traded on the Nasdaq Stock Market under the symbol CMCSK. The last reported sale price of our Class A Common Stock as reported on the Nasdaq Stock Market on October 26, 2004 was $28.15 per share and the last reported sale price of our Class A Special Common Stock as reported on the Nasdaq Stock Market on October 26, 2004 was $27.68 per share.

        The shares of our Class A or Class A Special Common Stock may be offered from time to time for sale in transactions, including block-sales, in the over-the-counter market, in negotiated transactions or otherwise. The shares will be sold at market prices prevailing at the time of sale or at prices otherwise negotiated.

An investment in our common stock involves risks. See the section entitled “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorgan
Sole Bookrunner, Global Coordinator and Structuring Agent

The date of this prospectus is _____________ 2004.

-i-

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, J.P. Morgan Securities Inc. may sell up to 41,995,751 shares of our Class A Common Stock and up to 276,731 shares of our Class A Special Common Stock in the manner described in this prospectus. This prospectus provides you with a description of the securities to be sold. We may also provide a prospectus supplement that may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

        You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

        The terms “Comcast,” “we,” “us,” and “our” refer to Comcast Corporation and the terms “common stock” and “shares,” unless otherwise specified, refer to shares of both our Class A and Class A Special Common Stock.

        The shares of Class A Common Stock and Class A Special Common Stock are not being offered in any jurisdiction where the offer is not permitted.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        In this prospectus and in the documents we incorporate by reference, we state our expectations of future events and our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks outlined under “Risk Factors” below. Those factors may cause our actual results to differ materially from any of our forward-looking statements.

        Our businesses may be affected by, among other things:

•	changes in laws and regulations;

•	changes in the competitive environment;

•	changes in technology;

•	industry consolidation and mergers;

•	franchise-related matters;

•	market conditions that may adversely affect the availability of debt and equity financing for working capital, capital expenditures or other purposes;

•	demand for and cost of the programming content we distribute or the willingness of other video program distributors to carry our content; and

•	general economic conditions.

THE COMPANY

        We are a Pennsylvania corporation and were incorporated in December 2001. We have been involved, through our predecessors, in the development, management and operation of broadband cable networks since 1963. On November 18, 2002, we acquired AT&T Corp.‘s broadband business, which we refer to as “Broadband.” As a result of the Broadband acquisition, we are currently the largest cable operator in the United States.

        We are involved in:

•	Cable – through the development, management and operation of broadband communications networks, including video, high-speed Internet and phone service, and

•

Content – through our consolidated programming investments, including our national cable television networks E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network, and G4techTV and our regional programming-related enterprises Comcast Spectacor, Comcast SportsNet, Comcast SportsNet Mid-Atlantic, Comcast Sportsnet Chicago, Cable Sports Southeast, and CN8, as well as other programming investments.

        For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see “Available Information.”

        We have our principal executive offices at 1500 Market Street, Philadelphia, PA 19102-2148. Our telephone number is (215) 665-1700. We also have a world wide web site at http://www.comcast.com. Copies of the annual, quarterly and current reports we file with the SEC, and any amendments to those reports, are available on our website. The information posted on our web site is not part of this prospectus.

RISK FACTORS

J.P. Morgan Securities Inc.'s market activities with respect to our common stock may affect the market price and volatility of our common stock.

        JPMorgan Chase Bank has informed us that it intends to enter into market transactions (through J.P. Morgan Securities Inc.) to hedge its exposure to the ownership of the eligible options purchased from Comcast Corporation in connection with the Stock Option Liquidity Program. These market transactions are expected to include sales of our common stock pursuant to this prospectus during the averaging period for the Stock Option Liquidity Program. JPMorgan Chase Bank expects to sell approximately equal numbers of shares on each day during the averaging period for the Stock Option Liquidity Program in order to establish its desired hedge position. These sales could have the effect of decreasing the market price of our common stock.

        JPMorgan Chase Bank also expects to sell (through J.P. Morgan Securities Inc.) additional shares of our common stock pursuant to this prospectus in order to comply with regulatory requirements. The sales of these additional shares will not be made to establish a hedge position. These additional shares, together with the shares that JPMorgan Chase Bank sells to establish its desired hedge position, will equal the total number of shares underlying all eligible options that are sold under the Stock Option Liquidity Program. As a result, JPMorgan Chase Bank expects to purchase a number of shares in secondary market transactions approximately equal to the number of these additional shares that it sells, on the same days that it sells such additional shares, so that JPMorgan Chase Bank will be in its desired hedge position after taking into account all such additional sales and corresponding purchases. The number of shares purchased may be a significant percentage of the number of shares sold under this prospectus and, depending on market factors and the terms of the eligible options sold to us under the Stock Option Liquidity Program, is likely to represent substantially more than half of the total number of shares sold. The sales and purchases that are not made to establish JPMorgan Chase Bank’s hedge position may take place before, during and after the averaging period for the Stock Option Liquidity Program. These additional sales, made to comply with regulatory requirements, could also have the effect of decreasing the market price of our common stock.

We face a wide range of competition in areas served by our cable systems, which could adversely affect our future results of operations.

        Our cable communications systems compete with a number of different sources which provide news, information and entertainment programming to consumers. We compete directly with program distributors, telephone companies and other companies that use satellites, build competing cable systems in the same communities we serve or otherwise offer programming and other communications services to our subscribers and potential subscribers. Some local telephone companies provide, or have announced plans to provide, video services within and outside their telephone service areas. Additionally, we are subject to competition from telecommunications providers and Internet service providers, known as ISPs, in connection with offerings of new and advanced services, including telecommunications and Internet services. This competition may materially adversely affect our business and operations in the future.

Programming costs are increasing and we may not have the ability to pass these increases on to our subscribers, which would materially adversely affect our cash flow and operating margins.

        Programming costs are expected to be our largest single expense item in the foreseeable future. In recent years, the cable and satellite video industries have experienced a rapid increase in the cost of programming, particularly sports programming. Increases are expected to continue, and we may not be able to pass programming cost increases on to our subscribers. The inability to pass these programming cost increases on to our subscribers would have a material adverse impact on our operating results. In addition, as we upgrade the channel capacity of our systems and add programming to our basic, expanded basic and digital programming tiers, we may face increased programming costs, which, in conjunction with the additional market constraints on our ability to pass programming costs on to our subscribers, may reduce operating margins. However, we do expect a reduction in the rate of growth in programming costs due to additional volume discounts associated with our increased size and future growth in subscribers receiving such programming channels.

        We also expect to be subject to increasing demands by broadcasters to obtain the required consent for the retransmission of broadcast programming to our subscribers. We cannot predict the impact of these negotiations or the effect on our business and operations should we fail to obtain the required consent.

We are subject to regulation by federal, state and local governments which may impose costs and restrictions.

        Federal, state and local governments extensively regulate the cable industry. We expect that legislative enactments, court actions and regulatory proceedings will continue to clarify and in some cases change the rights and obligations of cable companies and other entities under the Communications Act of 1934, as amended, and other laws, possibly in ways that we have not foreseen. The results of these legislative, judicial and administrative actions may materially affect our business operations. Local authorities grant us franchises that permit us to operate our cable systems. We will have to renew or renegotiate these franchises from time to time. Local franchising authorities often demand concessions or other commitments as a condition to renewal or transfer, which concessions or other commitments could be costly to us in the future.

We are subject to additional regulatory burdens in connection with the provision of phone services, which could cause us to incur additional costs.

        We are subject to risks associated with the regulation of our circuit-switched phone services by the Federal Communications Commission, or FCC, and state public utility commissions, or PUCs. Telecommunications companies generally are subject to significant common-carrier regulation. This regulation could materially adversely affect our business operations.

        We are also beginning to launch Voice over Internet Protocol (VoIP) phone service on a limited commercial basis. The FCC has initiated a rulemaking to consider whether and how to regulate VoIP services. VoIP services may also be subject to potential regulation at the state level, and several states have attempted to impose traditional common-carrier regulation on such services. It is unclear how these VoIP-related proceedings at the federal and state levels, and related judicial proceedings that will ensue, might affect our planned VoIP service.

We may face increased competition because of technological advances and new regulatory requirements, which could adversely affect our future results of operations.

        Numerous companies, including telephone companies, have introduced Digital Subscriber Line technology, known as DSL, which provides Internet access to subscribers at data transmission speeds substantially greater than that of conventional analog modems. We expect other advances in communications technology, as well as changes in the marketplace, to occur in the future. Other new technologies and services may develop and may compete with services that cable systems offer. The success of these ongoing and future developments could have a negative impact on our business operations. Moreover, in recent years, Congress has enacted legislation and the FCC has adopted regulatory policies intended to provide a favorable operating environment for existing competitors and for potential new competitors to our cable systems.

        Ever since high-speed cable Internet service was introduced, some local governments and various competitors sought to impose regulatory requirements on how we deal with ISPs. Thus far, only a few local governments have imposed such requirements, and the courts have invalidated all of them. Likewise, the FCC has refused to treat our service as a common carrier ‘telecommunications service,’ but has instead classified it as an ‘interstate information service,’ which has historically meant that no regulations apply. However, the FCC’s decision was vacated by a federal appellate court, which found that high-speed cable Internet service is, in part, a telecommunications service. That decision was stayed pending an appeal to the United States Supreme Court. Thus, it is unclear how our high-speed cable Internet service will ultimately be classified for regulatory purposes, or whether we will be subject to ‘open access’ or similar requirements. Any such requirements could adversely affect the results of our operations.

        In addition, the FCC itself is still considering whether it should impose any regulatory requirements and also whether local franchising authorities should be permitted to impose fees or other requirements, such as service quality or customer service standards. One franchise authority has already imposed such requirements and made them a condition of our cable franchise, and other local governments may follow suit. Also, a few franchising authorities have sued us seeking payment of franchise fees on high-speed Internet service revenues. We cannot now predict whether these or similar regulations will be adopted and, if so, what effects, if any, they would have on our business.

We face risks arising from the outcome of various litigation matters, including litigation associated with, and indemnification obligations entered into in connection with, our acquisition of AT&T’s Broadband operations.

        At Home Corporation Litigation. Litigation has been filed against us as a result of our alleged conduct with respect to our investment in and distribution relationship with At Home Corporation. At Home was a provider of high-speed Internet services that filed for bankruptcy protection in September 2001. We deny any wrongdoing in connection with the claims that have been made directly against us, our subsidiaries and Brian L. Roberts, and intend to defend all of these claims vigorously. In our opinion, the final disposition of these claims is not expected to have a material adverse effect on our consolidated financial position, but could possibly be material to our consolidated results of operations of any one period. Further, no assurance can be given that any adverse outcome would not be material to our consolidated financial position.

        Under the terms of the Broadband acquisition, we are generally contractually liable for 50% of any liabilities of AT&T relating to At Home, including most liabilities resulting from any pending or threatened litigation, with the exception, among other things, of liabilities arising out of contracts between At Home and AT&T (or its affiliates) for the benefit of the businesses retained by AT&T following its divestiture of Broadband. In those situations that we are contractually liable for 50% of any liabilities, AT&T will be liable for the other 50% of these liabilities. We have arranged with AT&T to obtain additional information to assist with the evaluation of this potential liability. However, we have concluded that delays in obtaining such information indicate it cannot be used in allocating the Broadband purchase price. Accordingly, the allocation period is complete and any adjustment recorded in the future associated with these litigation contingencies will be included in results of operations in the period in which a liability, if any, is deemed probable and reasonably estimable. Such adjustment is not expected to have a material effect on our consolidated financial position, but could possibly be material to results of operations in the period in which it is determined.

        AT&T — Wireless and Common Stock Cases. We, in connection with our acquisition of Broadband, are potentially responsible for a portion of the liabilities arising from two purported securities class action lawsuits brought against AT&T and others and consolidated for pre-trial purposes in the United States District Court for the District of New Jersey. These lawsuits assert claims under Section 11, Section 12(a)(2) and Section 15 of the Securities Act of 1933, as amended, and Section10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended.

        The first lawsuit, for which our portion of any loss is up to 15%, alleges, among other things, that AT&T made material misstatements and omissions in the Registration Statement and Prospectus for the AT&T Wireless initial public offering (“Wireless Case”). In March 2004, the plaintiffs, and AT&T and the other defendants, each moved for summary judgment in the Wireless Case. We and AT&T believe that AT&T has meritorious defenses in the Wireless Case, and it is being vigorously defended.

        The second lawsuit, for which our portion of any loss is up to 50%, alleges, among other things, that AT&T knowingly provided false projections relating to AT&T common stock (“Common Stock Case”). In October 2004, the plaintiffs, and AT&T and the other defendants, agreed to settle the Common Stock case for $100 million, subject to final court approval. AT&T intends to seek reimbursement from its insurers for the entire $100 million. Final approval of the settlement is not expected until the second quarter of 2005.

        In connection with the Broadband acquisition, we recorded an estimate of the fair value of the potential liability associated with these cases. We have not adjusted the amount recorded pending the final resolution of these cases.

        AT&T-TCI lawsuits. On June 24, 1998, the first of a number of purported class action lawsuits was filed by then-shareholders of Tele-Communications, Inc. (“TCI”) Series A TCI Group Common Stock (“Common A”) against AT&T and the directors of TCI relating to the acquisition of TCI by AT&T. A consolidated amended complaint combining the various different actions was filed on February 10, 1999 in the Delaware Court of Chancery. The consolidated amended complaint alleges that former members of the TCI board of directors breached their fiduciary duties to Common A shareholders by agreeing to transaction terms whereby holders of the Series B TCI Group Common Stock received a 10% premium over what Common A shareholders received in connection with the transaction. The complaint further alleges that AT&T aided and abetted the TCI directors’ breach.

        In connection with the TCI acquisition, which was completed in early 1999, AT&T agreed under certain circumstances to indemnify TCI’s former directors for certain losses, expenses, claims or liabilities, potentially including those incurred in connection with this action. In connection with the Broadband acquisition, Broadband agreed to indemnify AT&T for certain losses, expenses, claims or liabilities. Those losses and expenses potentially include those incurred by AT&T in connection with this action, both as a defendant and in connection with any obligation that AT&T may have to indemnify the former TCI directors for liabilities incurred as a result of the claims against them in this action.

        On September 8, 1999, AT&T moved to dismiss the amended complaint for failure to state a cause of action against AT&T. On July 7, 2003, the Delaware Court of Chancery granted AT&T’s motion to dismiss on the ground that the complaint failed to adequately plead AT&T’s “knowing participation,” as required to state a claim for aiding and abetting a breach of fiduciary duty. The other claims made in the complaint remain outstanding. Discovery in this matter is now closed.

        In our opinion, the final disposition of these AT&T related claims is not expected to have a material adverse effect on our consolidated financial position, but could possibly be material to our consolidated results of operations of any one period. Further, no assurance can be given that any adverse outcome would not be material to our consolidated financial position.

Our principal shareholder has considerable influence over our operations.

        Brian L. Roberts has significant control over our operations through his control of BRCC Holdings LLC, which as a result of its ownership of outstanding shares of our Class B common stock holds a nondilutable 33 1/3% of the combined voting power of our common stock and also has separate approval rights over certain material transactions involving us. In addition, Brian L. Roberts is our President, CEO and Chairman of the Board.

BACKGROUND AND PURPOSE OF THE SALES
COVERED BY THIS PROSPECTUS AND RELATED TRANSACTIONS

Stock Option Liquidity Program

        On October 8, 2004, we commenced a Stock Option Liquidity Program (the “Program”) pursuant to which non-employee holders of our employee stock options, which we refer to as “eligible optionees,” are able to sell to us all of their options to purchase shares of our Class A Common Stock and Class A Special Common Stock, the majority of which are “out-of-the-money,” based on the current trading price of such common stock. JPMorgan Chase will then purchase from us options that will have economic terms similar to the options sold to us by the eligible optionees. The period during which eligible optionees can elect to participate in the Stock Option Liquidity Program, which we refer to as the “election period,” will extend at least twenty business days.

        One of the primary purposes of the Program is to make available to eligible optionees the opportunity to realize some value for their qualifying stock options. The amount payable for the options we acquire from eligible optionees (prior to deduction of allocable Program expenses incurred by us) will be exactly what JPMorgan Chase pays to us for the options we sell to them. This amount will be determined by reference to the arithmetic average of the closing prices of our Class A Common Stock and our Class A Special Common Stock on the Nasdaq National Market during a period that we refer to as the “averaging period,” which we expect will consist of ten trading days commencing on November 16, 2004 and ending on December 1, 2004. The length and timing of the averaging period may vary if there are market disruption events or if this prospectus is unavailable on scheduled averaging dates. If the Stock Option Liquidity Program is terminated or if the averaging period consists of fewer than ten days, we have agreed to reimburse JPMorgan Chase for some or all of its losses incurred in connection with various market activities and JPMorgan Chase has agreed to pay us some or all of its gains from such market activities.

        We will pay eligible optionees the amount payable by JPMorgan Chase to us less an amount allocated to each participating eligible optionee for Program expenses incurred by us, subject to appropriate tax withholding, promptly after we receive payment from JPMorgan Chase for the options JPMorgan Chase purchases from us. We anticipate receiving payment from JPMorgan Chase, and we intend to pay participating eligible optionees, on December 7, 2004, which is four business days after the anticipated end of the averaging period.

Terms of the options sold to JPMorgan Chase

        The underlying class of common stock, notional amounts, exercise prices and time to maturity of the options purchased from us by JPMorgan Chase will be identical to the options sold to us by eligible optionees who elect to participate in the Stock Option Liquidity Program. The options purchased by JPMorgan Chase will also include terms typically found in equity option transactions entered into between sophisticated financial counterparties at arm’s length.

Options sold to us by eligible optionees

        The options sold to us by eligible optionees will be withdrawn from, and no longer be subject to, our compensatory benefit plans. The options sold to Comcast by eligible optionees will not be available for future grant under these plans and the shares underlying such options will be deregistered from Comcast’s registration statements on Form S-8.

JPMorgan Chase’s hedging and share borrowing.

        J.P. Morgan Securities Inc. will sell shares of our common stock under this prospectus in part to hedge JPMorgan Chase's economic risk with respect to the options that it is purchasing from us. Sales under this prospectus may involve "short sales" of our common stock, which means that J.P. Morgan Securities Inc. may not own the shares at the time of sale or settlement. J.P. Morgan Securities Inc. intends to borrow such shares from securities lenders for delivery to purchasers in this offering, and will pay customary fees to the lenders for this service. J.P. Morgan Securities Inc. may use shares obtained by JPMorgan Chase or its affiliates upon exercise of options purchased in connection with the Stock Option Liquidity Program to return shares to the securities lenders.

        None of the shares sold by J.P. Morgan Securities Inc. pursuant to this prospectus will be shares acquired by J.P. Morgan Securities Inc. from us.

USE OF PROCEEDS

        While we will not receive any proceeds from the sale of the shares of Class A Common Stock and Class A Special Common Stock covered by this prospectus, we will receive the purchase price of the options purchased by JPMorgan Chase in connection with the Stock Option Liquidity Program, and we will receive the exercise price if and when such options are exercised. We will be obligated to make the payments described above to eligible optionees who sell options to us under the Stock Option Liquidity Program.

PLAN OF DISTRIBUTION

        One of the primary purposes of the Program is to make available to eligible optionees the opportunity to realize some value for their qualifying stock options. In order to obtain the funds to be used to purchase the options from the eligible optionees under the Program, we have agreed to sell to JPMorgan Chase options that contain economic terms that are similar to those contained in the options we purchase from eligible optionees. J.P. Morgan Securities Inc. will enter into various hedging transactions to reduce the economic risk of owning the options JPMorgan Chase will purchase from us. Some of these hedging transactions will involve sales of our Class A Common Stock and Class A Special Common Stock which must be registered under the federal securities laws.

        In connection with the Stock Option Liquidity Program, we entered into a registration agreement with JPMorgan Chase and J.P. Morgan Securities Inc. under which we agreed to take certain steps (including, among other things, filing with the SEC the registration statement of which this prospectus is a part) in order to enable J.P. Morgan Securities Inc. to make sales of up to 41,995,751 shares of our Class A Common Stock and of up to 276,731 shares of our Class A Special Common Stock under this prospectus. The number of shares of each such class that J.P. Morgan Securities Inc. offers under this prospectus will be equal to the number of shares underlying all of the options that are purchased by JPMorgan Chase in connection with the Stock Option Liquidity Program. J.P. Morgan Securities Inc. and JPMorgan Chase are each deemed to be an underwriter under Section 2(11) of the Securities Act of 1933, as amended, in connection with sales by J.P. Morgan Securities Inc. of shares of our common stock pursuant to this prospectus.

        J.P. Morgan Securities Inc. is offering the shares under this prospectus in order to hedge the exposure of JPMorgan Chase and its affiliates to the ownership of the options and otherwise in connection with the Stock Option Liquidity Program. These sales may take place before, during or after the election and averaging periods described under “Background and Purpose of the Sales Covered by this Prospectus and Related Transactions.” During the averaging period, J.P. Morgan Securities Inc. expects to sell shares of our common stock pursuant to this prospectus to establish its desired hedge position. J.P. Morgan Securities Inc. expects to sell approximately equal numbers of shares on each day during the averaging period. These sales could have the effect of decreasing the market price of our common stock. During the election and averaging periods and after the end of the averaging period, J.P. Morgan Securities Inc. also expects to sell additional shares pursuant to this prospectus to comply with regulatory requirements. The sale of these additional shares will not be made to establish a hedge position. These additional shares, together with the shares that J.P. Morgan Securities Inc. sells to establish its desired hedge position, will equal the total number of shares underlying all options that are purchased by JPMorgan Chase in connection with the Stock Option Liquidity Program. As a result, J.P. Morgan Securities Inc. expects to purchase a number of shares in secondary market transactions approximately equal to the number of these additional shares it sells, on the same days it sells additional shares, so that J.P. Morgan Securities Inc. and its affiliates will be in their desired hedge position after taking into account all such additional sales and corresponding purchases. The number of shares repurchased may be a significant percentage of the number of shares offered hereunder, and, depending on market factors and the terms of the options purchased by JPMorgan Chase in connection with the Stock Option Liquidity Program, is likely to represent substantially more than half of the total number of shares sold.

        During and after the averaging period, J.P. Morgan Securities Inc. may also buy or sell additional shares of our common stock or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the options that are purchased from us in connection with the Stock Option Liquidity Program. JPMorgan Chase and J.P. Morgan Securities Inc. also may be active in the market for our common stock other than in connection with hedging activities in relation to the Stock Option Liquidity Program. JPMorgan Chase and J.P. Morgan Securities Inc. will make their own determinations as to whether, when or in what manner any hedging or market activities in our securities will be conducted. Any of JPMorgan Chase’s or J.P. Morgan Securities Inc.‘s market activities with respect to our common stock may affect the market price and volatility of our common stock.

        J.P. Morgan Securities Inc. intends to offer the shares to the public from time to time for sale in transactions, including block sales, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such market prices or at prices otherwise negotiated. In connection with the sale of the shares offered hereby, J.P. Morgan Securities Inc. may receive brokerage commissions from time to time. J.P. Morgan Securities Inc. may effect these transactions by selling shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from J.P. Morgan Securities Inc. and/or from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principal.

        Sales under this prospectus may involve "short sales" of our common stock, which means that J.P. Morgan Securities Inc. may not own the shares at the time of sale or settlement. J.P. Morgan Securities Inc. intends to borrow such shares from securities lenders for delivery to purchasers in this offering, and will pay customary fees to the lenders for this service. J.P. Morgan Securities Inc. may use shares obtained by JPMorgan Chase or its affiliates upon exercise of options purchased in connection with the Stock Option Liquidity Program to return shares to the securities lenders.

        We have agreed to indemnify J.P. Morgan Securities Inc., JPMorgan Chase and their affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to amounts in respect of such liability.

        We estimate that our total expenses for the offering will be approximately $1,000,000, including expenses related to the registration of the shares of Class A Common Stock and Class A Special Common Stock. Some or all of these expenses will be allocated among the Eligible Optionees participating in the Program. JPMorgan Chase, J.P. Morgan Securities Inc. and their affiliates will bear their own expenses in connection with this offering.

        From time to time in the ordinary course of their respective businesses, J.P. Morgan Securities Inc., JPMorgan Chase, and their affiliates have engaged in and may in the future engage in investment or commercial banking transactions with us or our affiliates. Because more than 10% of the net proceeds of this offering will be paid to J.P. Morgan Securities Inc. or its affiliates, this offering is being conducted pursuant to an exemption from Rule 2710 of the Conduct Rules of the National Association of Securities Dealers, Inc.

        Additional information related to the plan of distribution may be provided in one or more supplemental prospectuses. You should read this prospectus and any applicable supplemental prospectus supplement carefully before you invest.

ARRANGEMENTS WITH JPMORGAN CHASE AND
J.P. MORGAN SECURITIES INC.

        We have entered into the following agreements with JPMorgan Chase or J.P. Morgan Securities Inc. that, in summary, relate to the role and activities of JPMorgan Chase and J.P. Morgan Securities Inc. in connection with the Stock Option Liquidity Program, including the advisory role of J.P. Morgan Securities Inc., JPMorgan Chase and J.P. Morgan Securities Inc.‘s market activities in connection with the registration agreement as described under “Plan of Distribution” and the terms of the options to be purchased by JPMorgan Chase from us in connection with the Stock Option Liquidity Program. The underlying class of common stock, notional amounts, exercise prices and time to maturity of the options purchased from us by JPMorgan Chase will be identical to the options sold to us by eligible optionees who elect to participate in the Stock Option Liquidity Program. The options purchased by JPMorgan Chase will also include terms typically found in equity option transactions entered into between sophisticated financial counterparties at arm’s length.

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Engagement Letter. We entered into an engagement letter with J.P. Morgan Securities Inc. under which J.P. Morgan Securities Inc. is providing us with financial advisory services in connection with structuring, analysis and evaluation of the Stock Option Liquidity Program. In exchange for these services, we agreed to designate J.P. Morgan Securities Inc. as the exclusive counterparty in the Stock Option Liquidity Program. We also agreed to indemnify JPMorgan Chase against certain liabilities relating to or arising out of activities performed or services furnished pursuant to the engagement letter. We have agreed with JPMorgan Chase that if the total Gross Payments for Eligible Options participating under the Program exceed an agreed upon amount, we will pay JPMorgan Chase for a portion of its expenses relating to the Program, based on a formula. Similarly, if the total Gross Payments are less than an agreed upon amount, JPMorgan Chase will reimburse us for a portion of our expenses relating to the Program, based on a formula.

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Program Agreement. We entered into a program agreement with JPMorgan Chase under which we established certain structural terms related to the Stock Option Liquidity Program (excluding the terms of our payments to participating eligible optionees). These structural terms include pricing, the length of the election period and averaging period and the events that may result in an extension of the election or averaging period or termination of the Stock Option Liquidity Program. The underlying class of common stock, notional amounts, exercise prices and time to maturity of the options purchased from us by JPMorgan Chase will be identical to the options sold to us by Eligible Optionees who elect to participate in the Stock Option Liquidity Program. The options purchased by JPMorgan Chase will also include terms typically found in equity option transactions entered into between sophisticated financial counterparties at arm’s length. We agreed to indemnify JPMorgan Chase for certain liabilities related to the Stock Option Liquidity Program, including liabilities relating to our withdrawal or termination of the Stock Option Liquidity Program, liabilities under federal securities laws relating to the notice of Stock Option Liquidity Program and certain other disclosure documents related to the Stock Option Liquidity Program, and liabilities resulting from breaches of representations and warranties made by us to JPMorgan Chase regarding the Stock Option Liquidity Program. If the Stock Option Liquidity Program is terminated or if the averaging period is composed of fewer than ten trading days, we will also agree to reimburse JPMorgan Chase for some or all of its losses incurred in connection with various market activities and JPMorgan Chase will agree to pay us some or all of its gains from such market activities.

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Registration Agreement. We entered into a registration agreement with JPMorgan Chase and J.P. Morgan Securities Inc. under which we will agree to take certain steps (including, among other things, filing with the SEC the registration statement of which this prospectus forms a part) in order to enable J.P. Morgan Securities Inc. to make sales of up to 41,995,751 shares of our Class A Common Stock and up to 276,731 shares of our Class A Special Common Stock. This registration statement initially was filed on September 21, 2004. The number of shares that J.P. Morgan Securities Inc. offers will be equal to the number of shares underlying all of the options purchased by JPMorgan Chase from us in connection with the Stock Option Liquidity Program.

DESCRIPTION OF COMMON STOCK

        The statements made under this caption include summaries of certain provisions contained in our articles of incorporation and by-laws. These statements do not purport to be complete and are qualified in their entirety by reference to such articles of incorporation and by-laws.

        We have three classes of common stock outstanding: Class A Common Stock, $0.01 par value per share; Class A Special Common Stock, $0.01 par value per share; and Class B Common Stock, $0.01 par value per share. There are currently authorized 7.5 billion shares of Class A Common Stock, 7.5 billion shares of Class A Special Common Stock and 75 million shares of Class B Common Stock. At the close of business on June 30, 2004 there were outstanding 1.359 billion shares of Class A Common Stock, 866.8 million shares of Class A Special Common Stock and 9.4 million shares of Class B Common Stock.

Dividends

        Subject to the preferential rights of any preferred stock then outstanding, Holders of our Class A Common Stock, Class A Special Common Stock, and Class B Common Stock are entitled to receive, from time to time, when, as and if declared, in the discretion of our Board, such cash dividends as our Board may from time to time determine, out of such funds as are legally available therefore, in proportion to the number of shares held by them, respectively, without regard to class.

        Holders of our Class A Common Stock, Class A Special Common Stock, and Class B Common Stock will also be entitled to receive, from time to time, when, as and if declared by our Board, such dividends of our stock or other property as our Board may determine, out of such funds as are legally available therefore. However, stock dividends on, or stock splits of, any class of common stock will not be paid or issued unless paid or issued on all classes of our common stock, in which case they will be paid or issued only in shares of that class; provided, however, that stock dividends on, or stock splits of, our Class B Common Stock may also be paid or issued in shares of our Class A Special Common Stock.

        We do not intend to pay dividends on our common stock for the foreseeable future.

Voting Rights

        Except as required by law, holders of our Class A Special Common Stock are not entitled to vote. When holders of our Class A Special Common Stock are entitled to vote by applicable law, each share of our Class A Special Common Stock has the same number of votes as each share of our Class A Common Stock.

        On all matters submitted for a vote of holders of all classes of our voting stock, holders of our Class A Common Stock in the aggregate hold 66 2/3% of the aggregate voting power of our capital stock.

        Each share of our Class A Common Stock has the number of votes equal to a quotient the numerator of which is the excess of (1) the Total Number of Votes (as defined below in this paragraph) over (2) the sum of (A) the Total Number of B Votes (as defined below in this paragraph) and (B) the Total Number of Other Votes (as defined below in this paragraph) and the denominator of which is the number of outstanding shares of our Class A Common Stock. “Total Number of Votes” on any record date is equal to a quotient the numerator of which is the Total Number of B Votes on such record date and the denominator of which is the B Voting Percentage (as defined below in this paragraph) on such record date. “Total Number of B Votes” on any record date is equal to the product of (1) 15 and (2) the number of outstanding shares of our Class B Common Stock on such record date. “Total Number of Other Votes” on any record date means the aggregate number of votes to which holders of all classes of our capital stock other than holders of our Class A Common Stock and our Class B Common Stock are entitled to cast on such record date in an election of directors. “B Voting Percentage” on any record date means the portion (expressed as a percentage) of the total number of votes to which all holders of our Class B Common Stock are entitled to cast on such record date in an election of directors. Initially, the B Voting Percentage will be 33 1/3%.

        As a result of the formula for determining the votes per share of our Class A Common Stock, on all matters submitted for a vote of holders of one or more classes of our voting stock, holders of our Class B Common Stock in the aggregate will hold 33 1/3% of the aggregate voting power of our capital stock, regardless of the number of shares of our Class A Common Stock or any other class of our capital stock outstanding at any time. If the number of shares of our Class B Common Stock outstanding is reduced for any reason (e.g., by repurchase or conversion), the aggregate voting power of our Class B Common Stock will be proportionately reduced.

        Each share of our Class B Common Stock has 15 votes.

Approval Rights

        Except as required by law, holders of Class A Special Common Stock and Class A Common Stock have no specific approval rights over any corporate actions.

        Holders of our Class B Common Stock have an approval right over (1) any merger of us with another company or any other transaction, in each case that requires our shareholders’ approval under applicable law, or any other transaction that would result in any person or group owning shares representing in excess of 10% of the aggregate voting power of the resulting or surviving corporation, or any issuance of securities (other than pursuant to director or officer stock option or purchase plans) requiring our shareholders’ approval under the rules and regulations of any stock exchange or quotation system; (2) any issuance of our Class B Common Stock or any securities exercisable or exchangeable for or convertible into our Class B Common Stock; and (3) charter or bylaw amendments (such as a charter amendment to opt in to any of the Pennsylvania antitakeover statutes) and other actions (such as the adoption, amendment or redemption of a shareholder rights plan) that limit the rights of holders of our Class B Common Stock or any subsequent transferee of our Class B Common Stock to transfer, vote or otherwise exercise rights with respect to our capital stock.

Principal Shareholder

        Brian L. Roberts, our President, CEO and Chairman of our Board of Directors, through his control of BRCC Holdings LLC and certain trusts, which own all outstanding shares of our Class B Common Stock, holds a nondilutable 33 1/3% of the combined voting power of our stock and also has separate approval rights over certain material transactions involving us, as described above under “Approval Rights.” The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock or Class A Special Common Stock. As of June 30, 2004, if BRCC Holdings LLC, the trusts and Mr. Roberts were to convert the Class B Common Stock which they are deemed to beneficially own into Class A Common Stock, Mr. Roberts would beneficially own 9,447,392 shares of Class A Common Stock, which is approximately 0.7% of the Class A Common Stock that would be outstanding after the conversion.

Conversion of Class B Common Stock

        The Class B Common Stock is convertible share for share into either the Class A Common Stock or the Class A Special Common Stock.

Preference on Liquidation

        In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, the holders of Class A Special Common Stock, Class A Common Stock and Class B Common Stock are entitled to receive, subject to any liquidation preference of any preferred stock then outstanding, our remaining assets, if any, in proportion to the number of shares held by them without regard to class.

Mergers, Consolidations, Etc.

        Our charter provides that if in a transaction such as a merger, consolidation, share exchange or recapitalization holders of each class of our common stock outstanding do not receive the same consideration for each of their shares of our common stock (i.e., the same amount of cash or the same number of shares of each class of stock issued in the transaction in proportion to the number of shares of our common stock held by them, respectively, without regard to class), holders of each such class of our common stock will receive “mirror” securities (i.e., shares of a class of stock having substantially equivalent rights as the applicable class of our common stock).

Miscellaneous

        The holders of Class A Common Stock, Class A Special Common Stock and Class B Common Stock do not have any preemptive rights. All shares of Class A Common Stock, Class A Special Common Stock and Class B Common Stock presently outstanding are, and all shares of the Class A Common Stock and Class A Special Common Stock offered hereby, or issuable upon conversion, exchange or exercise of securities offered hereby, will, when issued, be, fully paid and non-assessable. We have been advised that the Class A Common Stock and Class A Special Common Stock are exempt from existing Pennsylvania personal property tax.

        The transfer agent and registrar for our Class A Special Common Stock and Class A Common Stock is Equiserve, 525 Washington Blvd., Jersey City, New Jersey 07310. Their telephone number is (888) 883-8903.

DESCRIPTION OF SHAREHOLDER RIGHTS PLAN

        The following description of the material terms of a rights agreement with respect to a shareholder rights plan which we entered into in connection with the completion of the Broadband acquisition is qualified by reference to the terms of the rights agreement, which is included as an exhibit to the registration statement of which this prospectus is a part.

The Rights

        Pursuant to the rights agreement, our board declared on November 18, 2002 a dividend of one preferred stock purchase right (the “Rights”) for each outstanding share of our Class A Common Stock, Class A Special Common Stock, and Class B Common Stock payable to holders of record on November 18, 2002. Shares of Common Stock issued after the record date and prior to the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. 2.5 million shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

        Rights holders have no rights as a shareholder of the Company, including the right to vote or to receive dividends.

        The rights agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

        The transferability and exercisability of the Rights will depend on whether a “Distribution Date” has occurred. A Distribution Date generally means the earlier of (1) the close of business on the tenth day after a public announcement that any person or group has become an “Acquiring Person” and (2) the close of business on the tenth business day after the date of the commencement of a tender or exchange offer by any person that could result in such person becoming an Acquiring Person. An Acquiring Person generally means any person or group (other than any holder of our Class B common stock or any of such holder’s affiliates) who becomes the beneficial owner of our voting capital stock that represents 10% or more of the total number of votes that holders of our capital stock are entitled to cast with respect to any matter presented for a shareholder vote.

Transferability

        Prior to the Distribution Date, (1) the Rights will be evidenced by the certificates of the relevant underlying common stock and the registered holders of the common stock shall be deemed the registered holders of the associated Rights and (2) the Rights will be transferable only in connection with transfers of shares of the underlying common stock. After the Distribution Date, the rights agent will mail separate certificates evidencing the

Rights to each holder of the relevant underlying common stock as of the close of business on the Distribution Date. Thereafter, the Rights will be transferable separately from the common stock.

Exercisability

        The Rights will not be exercisable prior to the Distribution Date. After the Distribution Date, but prior to the occurrence of an event described below under “‘Flip In’ Feature” or “‘Flip Over’ Feature,” each Right will be exercisable to purchase for $125 one one-thousandth of a share of our Series A Participating Cumulative Preferred Stock.

“Flip In” Feature

        If any person becomes an Acquiring Person, each holder of a Right, except for the Acquiring Person or certain affiliated persons, will have the right to acquire, instead of one one-thousandth of a share of our Series A Participating Cumulative Preferred Stock, a number of shares of our Class A common stock, in each case having a market value equal to twice the exercise price of the Right. For example, if an initial purchase price of $125 were in effect on the date that the flip in feature of the Rights were exercised, any holder of a Right, except for the person that has become an Acquiring Person or certain affiliated persons, could exercise his or her Right by paying to us $125 in order to receive shares of our Class A common stock having a value equal to $250.

“Exchange” Feature

        At any time after a person becomes an Acquiring Person (but before any person becomes the beneficial owner of our voting capital stock representing 50% or more of the total number of votes which holders of our capital stock are entitled to cast with respect to any matter presented for a shareholder vote), our Board may exchange all or some of the Rights, except for those held by any Acquiring Person or certain affiliated persons, for our Class A common stock at an exchange ratio of one share of our Class A common stock for each Right. Use of this exchange feature means that eligible Rights holders would not have to pay cash before receiving shares of our Class A common stock.

“Flip Over” Feature

        If, after a person becomes an Acquiring Person, (1) we are involved in a merger or other business combination in which we are not the surviving corporation or any of our common stock is exchanged for other securities or assets or (2) we and/or one or more of our subsidiaries sell or transfer assets or earning power aggregating 50% or more of the assets or earning power of us and/or our subsidiaries, then each Right will entitle the holder, except for any Acquiring Person or certain affiliated persons, to purchase a number of shares of common stock of the other party to the transaction having a value equal to twice the exercise price of the Right.

Redemption of Rights

        Our Board may redeem all of the Rights at a price of $0.001 per Right at any time prior to the time that any person becomes an Acquiring Person. The right to exercise will terminate upon redemption, and at that time, holders of the Rights will have the right to receive only the redemption price for each Right they hold.

Amendment of Rights

        For so long as the Rights are redeemable, the rights agreement may be amended in any respect. At any time when the Rights are no longer redeemable, the rights agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons), cause the rights agreement to become amendable except as set forth in this sentence or cause the Rights again to become redeemable.

Expiration of Rights

        If not previously exercised or redeemed, the Rights will expire on November 18, 2012, unless earlier exchanged.

Anti-Takeover Effects

        The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire us without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by our Board since the Rights may be redeemed by us as described above.

Taxation

        While the dividend of the Rights will not be taxable to stockholders or to us, stockholders or we may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

Series A Preferred Stock

        In connection with the creation of the Rights, our Board authorized the issuance of shares of our preferred stock designated as our Series A Participating Cumulative Preferred Stock. We will design the dividend, liquidation, voting and redemption features of our Series A Participating Cumulative Preferred Stock so that the value of one-thousandth of a share of our Series A Participating Cumulative Preferred Stock approximates the value of one share of our Class A common stock. Shares of our Series A Participating Cumulative Preferred Stock will be purchasable only after the Rights have become exercisable. The rights of our Series A Participating Cumulative Preferred Stock as to dividends, liquidation and voting, and in the event of mergers or consolidations, are protected by customary antidilution provisions.

LEGAL MATTERS

        For purposes of this offering, Pepper Hamilton LLP, Philadelphia, Pennsylvania, is giving its opinion on the validity of the shares of common stock that may be issued by Comcast. Certain legal matters will be passed upon for J.P. Morgan Securities Inc. by Davis Polk & Wardwell, New York, New York.

        In the ordinary course of its business Davis Polk & Wardwell provides legal advice to Comcast with respect to certain matters. As of the date of this prospectus, attorneys in Pepper Hamilton LLP who have worked on substantive matters for Comcast own shares of our common stock.

EXPERTS

        The consolidated financial statements of Comcast incorporated in this prospectus by reference from Comcast’s Current Report on Form 8-K dated September 21, 2004, and the financial statement schedule of Comcast incorporated in this prospectus by reference from Comcast’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

•	Government Filings. We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room in

Washington, D.C. located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s web site at www.sec.gov or through a link available on our web site at www.comcast.com.

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Stock Market. The Class A Common Stock and the Class A Special Common Stock are traded as “National Market Securities” on the Nasdaq National Market. Material filed by Comcast can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

•

Information Incorporated by Reference. The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

        We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement of which this prospectus is a part until the offering of shares pursuant to this prospectus has been completed:

•	Comcast’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 12, 2004 (the “Form 10-K”).

•	Comcast’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 5, 2004.

•	Comcast’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on July 30, 2004.

•	Comcast’s Current Reports on Form 8-K, filed with the SEC on February 11, 2004, April 28, 2004, May 13, 2004 and October 19, 2004.

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Comcast’s Current Report on Form 8-K filed with the SEC on September 21, 2004, which contains audited consolidated financial statements for the year ended December 31, 2003 that supersede the audited consolidated financial statements contained in the Form 10-K.

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The description of our capital stock incorporated in our Current Report on Form 8-K12G3 and Registration Statement on Form 8-A12G, each filed on November 18, 2002, as the same may be amended from time to time.

        We are not incorporating by reference any Form 8-Ks through which we furnish, rather than file, information with the SEC.

You may request free copies of these filings by writing or telephoning us at the following address:

Investor Relations
Comcast Corporation
1500 Market Street
Philadelphia, Pennsylvania 19102-2148
From inside the United States: (866) 281-2100
From outside the United States: (215) 981-7537

You may also review and/or download free copies of these filings at our Class A Common Stock and Class A Special Common Stock websites at www.cmcsa.com and www.cmcsk.com, respectively. We are not incorporating the contents of either web site into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14 Other expenses of issuance and distribution

        The expenses relating to the registration of the shares of Class A Common Stock and Class A Special Common stock are estimated to be as follows:

Registration fee - Securities and Exchange Commission	$149,674

Accountants' fees	$20,000

Legal fees	$100,000

Printing fees	$100,000

Miscellaneous	$30,326

Total	$400,000

Item 15 Indemnification of directors and officers

        Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law (“PBCL”) contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

        Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any such officer or director is a party or is threatened to be made a party by reason of such person being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his/her conduct was unlawful.

        Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the appropriate standard of conduct is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

        Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

        Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

        Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, advancement of expenses must be authorized by the board of directors.

        Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

        Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

        Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such person.

        Article Eleventh of the Comcast charter and Article VII of the Comcast bylaws provide that no director of Comcast will be personally liable, as such, for monetary damages (other than under criminal statutes and under laws imposing such liability on directors or officers for the payment of taxes) unless such person’s conduct constitutes self-dealing, willful misconduct or recklessness. Article Twelfth of the Comcast charter also extends such protection to officers.

        Article VII of the Comcast bylaws provides that each officer and director of Comcast is indemnified and held harmless by Comcast for all actions taken by him or her and for all failures to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such officer or director in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Comcast), whether civil, criminal, administrative or investigative.

        The foregoing statements are subject to the detailed provisions of the PBCL and to the applicable provisions of the Comcast charter and bylaws.

Item 16 List of exhibits

        The Exhibits to this registration statement are listed in the Index to Exhibits which immediately follows the signature pages hereto.

Item 17 Undertakings

The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘Calculation of Registration Fee’ table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Comcast pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES FOR COMCAST CORPORATION

        Pursuant to the requirements of the Securities Act of 1933, Comcast Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Philadelphia, Pennsylvania, on the 26th day of October, 2004.

COMCAST CORPORATION

By:	/s/ Arthur R. Block

Arthur R. Block Senior Vice President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ralph J. Roberts	Chairman of the Executive and Finance Committee of the Board of Directors; Director	October 26, 2004

/s/ Brian L. Roberts Brian L. Roberts	President, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors; Director	October 26, 2004

/s/ Lawrence S. Smith Lawrence S. Smith	Executive Vice President (Co-Principal Financial Officer)	October 26, 2004

/s/ John R. Alchin John R. Alchin	Executive Vice President and Treasurer (Co-Principal Financial Officer)	October 26, 2004

/s/ Lawrence J. Salva Lawrence J. Salva	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	October 26, 2004

* S. Decker Anstrom	Director	October 26, 2004

* C. Michael Armstrong	Director	October 26, 2004

* Sheldon M. Bonovitz	Director	October 26, 2004

* Julian A. Brodsky	Director	October 26, 2004

* Joseph L. Castle, II	Director	October 26, 2004

* J. Michael Cook	Director	October 26, 2004

* Dr. Judith Rodin	Director	October 26, 2004

* Michael I. Sovern	Director	October 26, 2004

*By: /s/ Arthur R. Block Arthur R. Block Attorney-in-Fact		October 26, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
*1	Registration Agreement dated as of October 4, 2004 between Comcast Corporation, J.P. Morgan Securities, Inc. and JPMorgan Chase Bank (Exhibit (d)(1) to our Schedule TO filed on October 8, 2004)
*4	Rights Agreement dated as of November 18, 2002 between Comcast Corporation (formerly known as AT&T Comcast Corporation) and EquiServe Trust Company, N.A., as Rights Agent, which includes the Form of Certificate of Designation of Series A Participating Cumulative Preferred Stock as Exhibit A and the Form of Right Certificate as Exhibit B (Exhibit 1 to our registration statement on Form 8-A, filed on November 18, 2002)
5	Opinion of Pepper Hamilton LLP re: legality
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5)
**24	Power of Attorney
*99.1	Engagement Letter dated as of October 4, 2004, between Comcast Corporation and JPMorgan Chase Bank (Exhibit (d)(2) to our Schedule TO filed on October 8, 2004)
*99.2	Form of Call Option Transaction Confirmation to be entered into between Comcast Corporation and JPMorgan Chase Bank (Exhibit (d)(3) to our Schedule TO filed on October 8, 2004.)
*99.3	Program Agreement dated as of October 4, 2004, between Comcast Corporation and JPMorgan Chase Bank (Exhibit (d)(4) to our Schedule TO filed on October 8, 2004)

_________________

* Incorporated by reference.

** Previously filed.